Exhibit 10(n)

                                                             As of April 1, 1994


Thomas E. Dooley
147 Oxford Boulevard
Garden City, New York  11530

Dear Mr. Dooley

          Viacom Inc. ("Viacom"), having an address at 1515 Broadway, New York, New York 10036, agrees to employ you and you agree to accept such employment upon the following terms and conditions:

          l. Term. The term of your employment hereunder shall commence on April 1, 1994 and, unless terminated by Viacom or you pursuant to paragraph 8 hereof, shall continue through and until August 1, 1999. The period from April 1, 1994 through August 1, 1999 shall hereinafter be referred to as the "Employment Term" notwithstanding any earlier termination pursuant to paragraph 8.

          2. Duties. During the Employment Term, you agree to devote your entire business time, attention and energies to the business of Viacom and its subsidiaries. You will be Executive Vice President - Finance, Corporate Development and Communications of Viacom, reporting directly to the Chief Executive Officer of Viacom (the "CEO"), and you agree to perform such duties, and such other duties reasonable and consistent with such office as may be assigned to you from time to time by the CEO. Your principal place of business shall be at Viacom's headquarters in the New York City metropolitan area.

          3.        Compensation.

                    (a) Salary: For all the services rendered by you in any capacity hereunder, Viacom agrees to pay you the sum of Eight Hundred Thousand Dollars ($800,000) per annum ("Salary"), payable in accordance with Viacom's then effective payroll practices. Your Salary will be reviewed and increased by a minimum of 10% on each of April 1, 1995 and April 1, 1996. On April 1, 1997, your Salary will be reviewed and increased to no less than One Million Dollars ($1,000,000) per annum (and may be reviewed and increased thereafter) for the remainder of the Employment Term.

                    (b) Bonus Compensation: In addition to your Salary, you shall be entitled to receive bonus compensation for each of the calendar years during the Employment Term, determined and payable as follows ("Bonus"):

                    (i) Your Bonus for each of the calendar years during the Employment Term will be based upon a measurement of performance against objectives in accordance with the Viacom Senior Executive Short-Term Incentive Plan, as the same may be amended from time to time.

                    (ii) Your Target Bonus for each of calendar years 1994, 1995 and 1996 shall be 150% of your Salary on November 1st of such calendar year. Your Target Bonus for each of calendar years 1997, 1998 and 1999 shall be 180% of your Salary on November
                              1st of such calendar year (or August 1st in the case of 1999). Your Target Bonus may be prorated for 1999.

                    (iii) Your Bonus for any calendar year shall be payable by February 28 of the following year.

                    (c) Long-Term Incentive Plans: You will be eligible to participate in one or more of Viacom's long-term incentive plans at a level appropriate to your position as determined by the Viacom Board of Directors.

          4.        Benefits.

                    (a) You shall be entitled to participate in such vacation, medical, dental and life insurance, 401(k), pension and other plans as Viacom, as applicable, may have or establish from time to time and in which you would be entitled to participate pursuant to the terms thereof. The foregoing, however, shall not be construed to require Viacom to establish any such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement. It is further understood and agreed that all benefits you may be entitled to as an employee of Viacom shall be based upon your Salary, as set forth in paragraph 3(a) hereof, and not upon any bonus compensation due, payable or paid to you hereunder, except where the benefit plan expressly provides otherwise.

                    (b) Viacom shall provide you with no less than Three Million Dollars ($3,000,000) of life insurance during the Employment Term.

          5. Business Expenses. During the Employment Term, you shall be reimbursed for such reasonable travel and other expenses incurred in the performance of your duties hereunder as are customarily reimbursed to senior executives of Viacom reporting directly to the CEO. You shall be entitled to a car allowance of Eleven Hundred Dollars ($1,100) per month.

          6.        Exclusive Employment, Confidential Information, Etc.

                    (a) Non-Competition. You agree that your employment hereunder is on an exclusive basis, and that during the Employment Term, you will not engage in any other business activity which is in conflict with your duties and obligations hereunder. You agree that during the Employment Term you shall not directly or indirectly engage in or participate as an officer, employee, director, agent of or consultant for any business directly competitive with that of Viacom, nor shall you make any investments in any company or business competing with Viacom; provided, however, that nothing herein shall prevent you from investing as less than a one (1%) percent shareholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system.

                    (b) Confidential Information. You agree that you shall not, during the Employment Term or at any time thereafter, use for your own purposes, or disclose to or for the benefit of any third party, any trade secret or other confidential information of Viacom or any of its affiliates (except as may be required by law or in the performance of your duties hereunder consistent with Viacom's policies) and that you will comply with any confidentiality obligations of Viacom to a third party, whether under agreement or otherwise. Notwithstanding the foregoing, confidential information shall be deemed not to include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or any other person who directly or indirectly receives such information from you or at your direction or (ii) is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you.

                    (c) No Employee Solicitation. You agree that, during the Employment Term and for one (1) year thereafter, you shall not, directly or indirectly, engage, employ, or solicit the employment of any person who is then or has been within six (6) months prior thereto, an employee of Viacom or any of Viacom's affiliates.

                    (d) Viacom Ownership. The results and proceeds of your services hereunder, including, without limitation, any works of authorship resulting from your services during your employment with Viacom and/or any of its affiliates and any works in progress, shall be works-made-for-hire and Viacom shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner Viacom determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-for-hire and/or there are any rights which do not accrue to Viacom under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to Viacom, and Viacom shall have the right to use the same in perpetuity throughout the universe in any manner Viacom determines without any further payment to you whatsoever. You shall, from time to time, as may be requested by Viacom, do any and all things which Viacom may deem useful or desirable to establish or document Viacom's exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments.
To the extent you have any rights in the results and proceeds of your services that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights. This paragraph 6(d) is subject to, and shall not be deemed to limit, restrict, or constitute any waiver by Viacom of any rights of ownership to which Viacom may be entitled by operation of law by virtue of Viacom or any of its affiliates being your employer.

                    (e) Litigation. You agree that, during the Employment Term, for one (1) year thereafter and, if longer, during the pendancy of any litigation or other proceeding, (i) you shall not communicate with anyone (other than your own attorneys and tax advisors and except to the extent necessary in the performance of your duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving any of Viacom's affiliates, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to Viacom or Viacom's counsel, and (ii) in the event that any other party attempts to obtain information or documents from you with respect to matters possibly related to such litigation or other proceeding, you shall promptly so notify Viacom's counsel.

                    (f) No Right to Give Interviews or Write Books, Articles, Etc. During the Employment Term, except as authorized by Viacom, you shall not (i) give any interviews or speeches, or (ii) prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning Viacom or any of Viacom's affiliates or any of their officers, directors, agents, employees, suppliers or customers.

                    (g) Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with Viacom or any of its affiliates shall remain the exclusive property of Viacom. In the event of the termination of your employment for any reason, Viacom reserves the right, to the extent permitted by law and in addition to any other remedy Viacom may have, to deduct from any monies otherwise payable to you the following: (i) the full amount of any debt you owe to Viacom or any of its affiliates at the time of or subsequent to the termination of your employment with Viacom, and (ii) the value of the Viacom property which you retain in your possession after the termination of your employment with Viacom. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent.

                    (h) Non-Disparagement. You agree that you shall not, during the Employment Term and for one (1) year thereafter, in any communications with any customer or client of Viacom or any of Viacom's affiliates, criticize, ridicule or make any statement which disparages or is derogatory of Viacom or Viacom's affiliates or any of their officers, directors, agents or employees.

                    (i) Injunctive Relief. Viacom has entered into this Agreement in order to obtain the benefit of your unique skills, talent, and experience. You acknowledge and agree that any violation of paragraphs 6(a) through (h) hereof will result in irreparable damage to Viacom, and, accordingly, Viacom may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to Viacom.

                    (j) Survival; Modification of Terms. Your obligations under paragraphs 6(a) through (i) hereof shall remain in full force and effect for the entire period provided therein notwithstanding the termination of the Employment Term pursuant to paragraph 8 hereof or otherwise; provided, however, that your obligations under paragraph 6(a) shall cease if you terminate your employment for "Good Reason" or Viacom terminates your employment without "cause" (as such terms are defined in paragraph 8) and you notify Viacom in writing that you have elected to waive your right to receive, or to continue to receive, payments and benefits pursuant to clauses (i), (ii), (iii), (iv) and
(v) of paragraph 8(d). You and Viacom agree that the restrictions and remedies contained in paragraphs 6(a) through (i) are reasonable and that it is your intention and the intention of Viacom that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or the period or area of application reduced, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable.

          7. Incapacity. You agree to enroll in the Viacom Long-Term Disability program, as the same may exist from time to time ("LTD"). In the event you become totally medically disabled and cannot substantially perform your duties at any time during the Employment Term, the CEO, at any time after such disability has continued for 30 consecutive days, may determine that Viacom requires such duties and responsibilities be performed by another executive. In the event the CEO makes such a determination, you shall be placed on a "medical payroll". You will first receive benefits under Viacom's short-term disability program for the first 26 weeks of consecutive absence. Thereafter, you will be eligible to receive benefits under the LTD program in accordance with its terms. Upon receipt of benefits under the LTD program, you will also be entitled to receive a pro-rated Target Bonus for the calendar year in which such benefits commence.

          8.        Termination.

                    (a) Termination for Cause. Viacom may, at its option, terminate this Agreement forthwith for "cause", and Viacom shall thereafter have no further obligations under this Agreement, including, without limitation, any obligation to pay Salary or Bonus or provide benefits under this Agreement. For purposes of this Agreement, termination of this Agreement for "cause" shall mean termination for dishonesty, conviction of a felony, or willful unauthorized disclosure of confidential information, or if you at any time materially breach this Agreement (including, without limitation, your failure, neglect of or refusal to substantially perform your obligations hereunder as set forth in paragraphs 2 and 11 hereof) except in the event of your disability as set forth in paragraph 7. Anything herein to the contrary notwithstanding, Viacom will give you written notice prior to terminating this Agreement for your material breach setting forth the exact nature of any alleged breach and the conduct required to cure such breach. You shall have ten (10) business days from the giving of such notice within which to cure.

                    (b) Good Reason Termination. You may terminate your employment hereunder for "Good Reason" at any time during the Employment Term by written notice to Viacom not more than thirty (30) days after the occurrence of the event constituting "Good Reason". Such notice shall state an effective date no later than ten (10) business days after the date it is given. Good Reason shall mean, without your prior written consent, other than in connection with the termination of your employment for "cause" (as defined above) or in connection with your permanent disability, the assignment to you by Viacom of duties substantially inconsistent with your positions, duties, responsibilities, titles or offices, the withdrawal of a material part of your responsibilities as set forth in paragraph 2, or the breach by Viacom of any of its material obligations hereunder.

                    (c) Termination Without Cause. Viacom may terminate your employment hereunder without "cause" (as defined above) at any time during the Employment Term by written notice to you.

                    (d) Termination Payments, Etc. In the event that your employment terminates pursuant to paragraph 8(b) or 8(c) hereof, you shall be entitled to receive, subject to applicable withholding taxes:

                    (i) your Salary as provided in paragraph 3(a) until the end of the Employment Term, payable in accordance with Viacom's then effective payroll practices;

                    (ii) bonus compensation for each calendar year during the Employment Term equal to your Target Bonus as set forth in paragraph 3(b);

                    (iii) your car allowance as provided in paragraph 5 until the end of the Employment Term, payable in accordance with Viacom's then effective payroll practices;

                    (iv) medical and dental insurance coverage under COBRA until the end of the Employment Term or, if earlier, the date on which you become eligible for medical and dental coverage from a third party employer; during this period, Viacom will pay an amount equal to the applicable COBRA premiums (or such other amounts as may be required by applicable law) (which amount will be included in your income for tax purposes to the extent required by applicable law); at the end of such period, you may elect to continue your medical and dental insurance coverage at your own expense for the balance, if any, of the period required by law;

                    (v) the life insurance coverage set forth in paragraph 4(b) until the end of the Employment Term (the amount of Salary covered by such insurance to be reduced by the amount of any salary payable to you by a third party); and

                    (vi) the following with respect to grants to you under Viacom's 1989 and 1994 Long-Term Management Incentive Plans and any successor plans (collectively, the "LTMIP"):

                              (x) stock options granted to you under the LTMIP which are exercisable on or prior to the date of the termination of your employment under paragraph 8(b) or 8(c) or that would have vested and become exercisable on or before the last day of the Employment Term will be exercisable until six (6) months after the date of such termination or, if earlier, the expiration date of the stock options; and

                              (y) payments on the phantom shares granted to you under the LTMIP in 1989 will be calculated in the manner and made at such times as provided in the LTMIP;

provided, however, you shall be required to mitigate the amount of any payment provided for in (i), (ii) and (iii) of this paragraph 8(d) by seeking other employment or otherwise, and the amount of any such payment provided for in (i),
(ii) and (iii) shall be reduced by any compensation earned by you from a third person except that mitigation shall not be required for eighteen(18) months after the termination of your employment or for the period commencing with the termination of your employment and ending on the last day of the Employment Term, whichever is shorter. The payments provided for in (i) above are in lieu of any severance or income continuation or protection under any Viacom plan that may now or hereafter exist. The payments and benefits to be provided pursuant to this paragraph 8(d) shall constitute liquidated damages, and shall be deemed to satisfy and be in full and final settlement of all obligations of Viacom to you under this Agreement.

                    (e) Termination of Benefits. Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 8(d) with respect to medical, dental and life insurance), coverage under all Viacom benefit plans and programs (including, without limitation, vacation, 401(k) and excess 401(k) plans, pension and excess pension plans, LTD, car insurance and accidental death and dismemberment and business travel and accident insurance) will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs.

          9. Death. If you die prior to the end of the Employment Term, your beneficiary or estate shall be entitled to receive your Salary up to the date on which the death occurs and a pro-rated Target Bonus.

          10. Section 317 and 508 of the Federal Communications Act. You represent that you have not accepted or given nor will you accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than Viacom for the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by Viacom and/or any of its affiliates.

          11. Equal Opportunity Employer. You acknowledge that Viacom is an equal opportunity employer. You agree that you will comply with Viacom policies and applicable federal, state and local laws prohibiting discrimination on the basis of race, color, creed, national origin, age, sex or disability.

          12. Notices. All notices required to be given hereunder shall be given in writing, by personal delivery or by mail at the respective addresses of the parties hereto set forth above, or at such other address as may be designated in writing by either party, and in the case of Viacom, to the attention of the General Counsel of Viacom. Any notice given by mail shall be deemed to have been given three days following such mailing.

          13. Assignment. This is an Agreement for the performance of personal services by you and may not be assigned by you or Viacom except that Viacom may assign this Agreement to any affiliate or any successor in interest to Viacom.

          14. New York Law, Etc. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely therein.

          15. No Implied Contract. Nothing contained in this Agreement shall be construed to impose any obligation on Viacom to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of this Agreement.

          16. Entire Understanding. This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained, and can be changed only by a writing signed by both parties hereto.

          17. Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

          18. Supersedes Previous Agreement. This Agreement supersedes and cancels all prior agreements relating to your employment by Viacom or any of its affiliates.

          If the foregoing correctly sets forth our understanding, please sign one copy of this letter and return it to the undersigned, whereupon this letter shall constitute a binding agreement between us.


                                                  Very truly yours,

                                                  VIACOM INC.



                                                  By: /S/ Frank J. Biondi, Jr.
                                                     ________________________
                                                     Name:  Frank J. Biondi, Jr.
                                                     Title: President, Chief
                                                            Executive Officer


ACCEPTED AND AGREED:

/S/  Thomas E. Dooley
_________________________
       Thomas E. Dooley

                                                        As of April 1, 1994


          Thomas E. Dooley
          147 Oxford Boulevard
          Garden City, New York 11530


          Dear Mr. Dooley:

               Viacom Inc. ("Viacom") and you have entered into an employment agreement on the date hereof (the "Agreement"). All defined terms used herein without definition shall have the meanings set forth in the Agreement.

               The Agreement provides that, in the event that you terminate your employment for Good Reason or Viacom terminates your employment without "cause", stock options granted to you under the LTMIP that have vested on the termination date or would have vested by the end of the Employment Term will be exercisable for six (6) months after the termination date. In order for these provisions to be effective, the LTMIP must be amended by the Viacom Board of Directors and the amendments approved by the Viacom stockholders at the 1995 Annual Stockholders Meeting.

               In the event that the amendments to the LTMIP are not adopted or your employment terminates before these amendments become effective, Viacom and you agree that clause (vi) of paragraph 8(d) of the Agreement shall read as follows:

                    "(vi) the following with respect to grants to you under Viacom's 1989 and 1994 Long-Term Management Incentive Plans and any successor plans (collectively, the "LTMIP"):

                     (x) stock options granted to you under the LTMIP which become exercisable on or prior to the date of the termination of your employment under paragraph 8(d) or 8(c) must be exercised within three (3) months of such termination;

                     (y) stock options granted to you under the LTMIP which are not exercisable on or prior to the date of the termination of your employment under paragraph 8(b) or 8(c) but that would have vested on or before the last day of the Employment Term, (1) may, at the sole determination of the Compensation Committee of the Viacom Board of Directors, become immediately exercisable and then may be exercised in accordance with the terms of the LTMIP or (2) shall be canceled and in lieu

          Thomas E. Dooley
          As of April 1, 1994
          Page 2

                              thereof you shall be deemed to have been granted stock appreciation rights ("SARs") subject to the same terms and conditions as the canceled stock options. Such SARs shall be deemed to vest on the dates set forth in the LTMIP until the last day of the Employment Term, you may exercise such SARs by written notice to Viacom until three (3) months after the last day of day of the Employment Term and you shall receive the difference between the exercise price and the value of Viacom stock as of the date of exercise, as such value is determined in the LTMIP, payable within ten (10) business days of such exercise: and

                     (z) payments on the phantom shares granted to you under the LTMIP in 1989 will be calculated in the manner and made at such times as provided in the LTMIP;"


                                                  Very truly yours,


                                                  VIACOM INC.

                                               By: Frank J. Biondi, Jr.
                                                  --------------------------
                                                  Name: Frank J. Biondi, Jr.
                                                 Title: President, Chief
                                                        Executive Officer



          ACCEPTED AND AGREED:


          /s/ Thomas E. Dooley
          ---------------------
            Thomas E. Dooley